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                                                                     EXHIBIT 3.1


           AMENDMENT OF AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                                  MANPOWER INC.


         The undersigned Chairman, President and Chief Executive Officer of Manpower Inc. (the "Corporation"), hereby certifies that in accordance with
Section 180.1003 of the Wisconsin Business Corporation Law and Article IX of the Corporation's Amended and Restated Articles of Incorporation (the "Restated Articles"), the following Amendment was duly adopted to increase the permitted maximum size of the Board of Directors:

                  "Article VIII is hereby amended by deleting the first paragraph of Article VIII in its entirety and replacing it with the following:

                           `The number of directors (exclusive of directors, if
                  any, elected by the holders of one or more series of Preferred Stock, voting separately as a series pursuant to the provisions of these Articles of Incorporation applicable thereto) shall not be less than 3 nor more than 15 directors, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors then in office.'

         The remainder of Article VIII of the Articles will remain unchanged."

         This Amendment to the Restated Articles was approved by the Board of Directors of the Corporation on February 20, 2001. This Amendment to the Restated Articles was approved by the shareholders of the Corporation at the 2001 Annual Meeting of Shareholders on May 1, 2001 in accordance with Section
180.1003 of Wisconsin Business Corporation Law.

         This Amendment to the Restated Articles shall be effective as of 1:30 p.m. on May 8, 2001.

         Executed in duplicate this 7th day of May, 2001.


                                            MANPOWER INC.



                                            By: /s/ Jeffrey A. Joerres
                                                -------------------------------
                                                Jeffrey A. Joerres
                                                Chairman, President and Chief
                                                Executive Officer

         This instrument was drafted by:

         Michelle M. Nelson
         Godfrey & Kahn, S.C.
         780 North Water Street
         Milwaukee, Wisconsin  53202